As filed with the Securities and Exchange Commission on September 12, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MacDermid, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Connecticut	06-0435750
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1401 Blake Street
Denver, CO 80202

(Address of Principal Executive Offices, Including Zip Code)

MacDermid, Incorporated Stock Option Plan

Dated February 17, 2006

(Full Title of the Plan)

Daniel H. Leever	Copies to:
MacDermid, Incorporated	Michael E. Mooney, Esq.
1401 Blake Street	Michelle L. Basil, Esq.
Denver, CO 80202	Nutter, McClennen & Fish, LLP
(720) 479-3060	155 Seaport Boulevard
(Name, Address, and Telephone Number,	Boston, MA 02210-2604
Including Area Code, of Agent for Service)	(617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, without par value	1,100,000 shares	$30.80	(2)	$33,880,000	(2)	$3,625

(1)       This registration statement covers up to 1,100,000 shares of Common Stock that may be issued under the MacDermid, Incorporated Stock Option Plan Dated February 17, 2006.  This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Common Stock as reported on the New York Stock Exchange on September 5, 2006.

PART II

Item 3. Incorporation of Documents by Reference.

MacDermid, Incorporated (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 13, 2006;

(b)      The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 16, 2006, as amended by Amendment No. 1 to Form 10-Q filed on June 16, 2006;

(c)       The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 filed on August 9, 2006;

(c)       The Company’s Current Report on Form 8-K filed on April 13, 2006, as amended by the Company’s Current Report on Form 8-K/A filed on April 17, 2006; and

(d)      The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on February 17, 1998 (File No. 001-13889).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Connecticut Business Corporation Act, Sections 33-770 to 33-778, inclusive, and Article 9 of the Registrant’s By-laws, contain provisions authorizing indemnification by the Registrant of its directors, officers and employees against certain liabilities and expenses which they may incur as directors, officers and employees of the Registrant or of certain other corporations. Section 33-773 also provides that such indemnification may include payment by the Registrant of expenses incurred in defending a proceeding in advance of the final disposition of such proceeding, upon certain representations being made by such indemnified person as to his or her good faith belief that he or she met the relevant standard of conduct and upon agreement by the person indemnified to repay such payment if he or she shall be adjudicated not entitled to indemnification under Section 33-772, 33-774 or 33-775.

Section 33-777 provides that the Registrant may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the Registrant, or who, while a director, officer, employee or agent of the Registrant, serves at the Registrant’s request as a director, officer, employee or agent of another entity against liability asserted against or incurred by such person in such capacity, whether or not the Registrant would have power to indemnify or advance expenses to him or her against the same liability under Sections 33-770 to 33-778 inclusive.  The Registrant maintains an officer’s and director’s liability insurance policy.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.        Undertakings.

(1)   The undersigned registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement.

(b)      That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion if the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on September 12, 2006.

MACDERMID, INCORPORATED

By:	/s/ Daniel H. Leever
Daniel H. Leever
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel H. Leever, Gregory M. Bolingbroke, John L. Cordani, and Michael E. Mooney, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel H. Leever	Chairman of the Board, President and	September 12, 2006
Daniel H. Leever	Chief Executive Officer (principal executive officer)

/s/ Gregory M. Bolingbroke	Senior Vice President, Finance,	September 12, 2006
Gregory M. Bolingbroke	Treasurer and Corporate Controller (principal financial and accounting officer)

/s/ Robert L. Ecklin	Director	September 12, 2006
Robert L. Ecklin

/s/ Donald G. Ogilvie	Director	September 12, 2006
Donald G. Ogilvie

/s/ Joseph M. Silvestri	Director	September 12, 2006
Joseph M. Silvestri

/s/ James C. Smith	Director	September 12, 2006
James C. Smith

/s/ T. Quinn Spitzer, Jr.	Director	September 12, 2006
T. Quinn Spitzer, Jr.

EXHIBIT INDEX

Exhibit No.	Document
Exhibit 5	Opinion of Nutter, McClennen & Fish, LLP.
Exhibit 23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).
Exhibit 23.2	Consent of KPMG LLP.
Exhibit 24	Power of Attorney (included on signature page).
Exhibit 99

MacDermid, Incorporated Stock Option Plan Dated February 17, 2006 (incorporated by reference to the Company’s Definitive Proxy Statement filed under cover of Schedule 14A on March 13, 2006 (SEC File
No. 1-13889)).